EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

BCB Bancorp, Inc.
Bayonne, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of BCB Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ ParenteBeard LLC

Clark, New Jersey
July 14, 2011